Filed Pursuant to Rule 433

Registration Statement No. 333-176257

October 13, 2011

Atlantic Power Corporation

11,000,000 Shares

Issuer:	Atlantic Power Corporation (“APC”)

Exchange / Symbol:	NYSE / AT; TSX / ATP

Size:	US $143,000,000 (pre greenshoe)

Total Shares Offered:	11,000,000 shares

Greenshoe Offered:	1,650,000 shares

Offer Price:	US $13.00 per share
CAD $13.26 per share

Trade Date:	October 13, 2011

Closing Date:	October 19, 2011

CUSIP No:	04878Q863

Underwriters:	TD Securities Inc. Morgan Stanley & Co. LLC BMO Nesbitt Burns Inc. Desjardins Securities Inc. Scotia Capital Inc. Macquarie Capital Markets Canada Ltd.

Investment Canada Act approval:	On October 12, 2011, APC received approval from the Minister of Industry under the Investment Canada Act of APC’s arrangement with Capital Power Income L.P. (“CPILP”).

Capitalization:

The capitalization table on page 46 of the preliminary prospectus dated October 11, 2011 (the “Prospectus”) does not include pro forma adjustments (including without limitation adjustments to total debt, cash and shareholders equity) for the transaction with CPILP under the Plan of Arrangement (as defined in the Prospectus) other than the incurrence of debt and issuance of equity by APC to fund the purchase price in the transaction. For full pro forma adjustments, see Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of June 30, 2011 on page 52 of the Prospectus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(866) 718-1649, or by emailing prospectus@morganstanley.com.